UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 27, 2026

CONMED CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-39218	16-0977505
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

11311 Concept Blvd Largo, FL	33773
(Address of principal executive offices)	(Zip code)

(727) 392-6464

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (See General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Rule 12(b) of the Act

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.01 par value	CNMD	NYSE

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On May 27, 2026, CONMED Corporation, a Delaware corporation (“CONMED”) entered into the First Omnibus Amendment and Increased Facility Activation Notice (the “First Amendment”), among CONMED and its subsidiary Linvatec Nederland B.V., a Netherlands private limited company (besloten vennootschap), as borrowers; certain of CONMED’s other subsidiaries, as guarantors; the several banks and other financial institutions party thereto, as lenders; and JPMorgan Chase Bank, N.A., as administrative agent (the “Administrative Agent”). The First Amendment amends (i) the Eighth Amended and Restated Credit Agreement, dated as of June 10, 2025 (the “Base Credit Agreement” and, as amended by the First Amendment, the “Credit Agreement” ), among CONMED, the Foreign Subsidiary Borrowers (as defined therein) from time to time parties thereto, the several banks and other financial institutions or entities from time to time parties thereto, and the Administrative Agent and (ii) the Amended and Restated Guarantee and Collateral Agreement, dated as of June 10, 2025 (the “Base Guarantee and Collateral Agreement” and, as amended by the First Amendment, the “Guarantee and Collateral Agreement”) by CONMED and the other subsidiaries party thereto, in favor of the Administrative Agent. The Base Credit Agreement and the Base Guarantee and Collateral Agreement were filed as Exhibits 10.1 and 10.2, respectively, to CONMED’s Current Report on Form 8-K filed with the Securities and Exchange Commission on June 16, 2025.

CONMED entered into the First Amendment to, among other things, obtain commitments for incremental senior secured delayed draw term “a” loans available in U.S. dollars to CONMED in an aggregate principal amount equal to $450 million (the “Term A-2 Loan Facility”), which is available to be borrowed in a single drawing on or prior to June 14, 2026. The Term A-2 Loan Facility matures on June 10, 2030, the same maturity date as the existing revolving and term loan facilities under the Base Credit Agreement. The proceeds of the Term A-2 Loan Facility will be available to repurchase a portion of CONMED’s outstanding 2.25% Convertible Senior Notes due 2026, and to pay fees and expenses incurred in connection with any such repurchase and the First Amendment.

The interest rate margins applicable to loans under the Term A-2 Loan Facility shall be based on an adjusted term secured overnight financing rate (“SOFR”) plus a margin ranging from 1.125% to 2.25% per annum, or a base rate plus a margin ranging from 0.125% to 1.25% per annum, in each case based on the consolidated senior secured leverage ratio of CONMED. Prior to the first adjustment date to occur with respect to the fiscal quarter ending September 30, 2026, the margins for loans under the Term A-2 Loan Facility will be 1.75% per annum for adjusted term SOFR borrowings, or 0.75% per annum for base rate borrowings.

Obligations in respect of the Term A-2 Loan Facility are secured by the same assets and rights of CONMED and certain of its subsidiaries that secure the other obligations under the Credit Agreement and related documents, and are guaranteed by the same subsidiaries of CONMED that guarantee the other obligations under the Credit Agreement and related documents.

The foregoing description of the First Amendment does not purport to be complete and is subject to, and qualified in its entirety by reference to, the complete text of the First Amendment, a copy of which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligations or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The description of the First Amendment set forth in Item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference under this Item 2.03.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

The following exhibits are included herewith:

Exhibit Number	Description
10.1	First Omnibus Amendment and Increased Facility Activation Notice, dated as of May 27, 2026, among CONMED Corporation, Linvatec Nederland B.V., a Netherlands private limited company (besloten vennootschap), certain other subsidiaries of CONMED Corporation party thereto, the several banks and other financial institutions party thereto party thereto, and JPMorgan Chase Bank, N.A., as administrative agent.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CONMED CORPORATION
(Registrant)

	By:	/s/ Patrick Beyer
		Name:	Patrick Beyer
		Title:	President and Chief Executive Officer and
Interim Principal Financial Officer

Date: June 1, 2026

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